Exhibit 99.1

Bank of the Ozarks, Inc. Announces Fourth Quarter and Full Year 2007 Earnings

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Bank of the Ozarks, Inc. (NASDAQ: OZRK) today announced earnings for the fourth quarter and year ended December 31, 2007. Net income for 2007 was a record $31,746,000, up slightly compared to net income of $31,693,000 for 2006. This was the Company’s seventh consecutive year of record net income. Diluted earnings per share were $1.89 for both 2007 and 2006.

For the quarter ended December 31, 2007, net income totaled $7,737,000, a 5.2% increase from net income of $7,355,000 for the fourth quarter of 2006, but down from $8,402,000 in the third quarter of 2007. Diluted earnings per share for the fourth quarter of 2007 were $0.46, compared to $0.44 for the same period in 2006, an increase of 4.5%, but down from $0.50 for the third quarter of 2007.

The Company’s returns on average assets and average stockholders’ equity for 2007 were 1.22% and 17.18%, respectively, compared to 1.34% and 20.03%, respectively, for 2006. Annualized returns on average assets and average stockholders’ equity for the fourth quarter of 2007 were 1.14% and 15.73%, respectively, compared to 1.17% and 16.97%, respectively, for the fourth quarter of 2006.

Loans and leases were $1.87 billion at December 31, 2007 compared to $1.68 billion at December 31, 2006, an increase of 11.6%. Deposits were $2.06 billion at December 31, 2007 compared to $2.05 billion at December 31, 2006, an increase of 0.6%. Total assets were $2.71 billion at December 31, 2007, a 7.2% increase from $2.53 billion at December 31, 2006.

Stockholders’ equity was $191 million at December 31, 2007 compared to $175 million at December 31, 2006, an increase of 9.3%. Book value per share was $11.35 at December 31, 2007 compared to $10.43 at December 31, 2006, an increase of 8.8%. Changes in stockholders’ equity and book value per share reflect earnings, dividends paid, stock option transactions and changes in unrealized gains and losses on investment securities available for sale.

The Company’s ratio of common equity to assets was 7.04% as of December 31, 2007 compared to 6.90% as of December 31, 2006. Its ratio of tangible common equity to tangible assets was 6.84% as of December 31, 2007 compared to 6.68% as of December 31, 2006.

In commenting on these results, George Gleason, Chairman and Chief Executive Officer, stated, “Two of our key goals for 2007 were accelerating our rate of revenue growth and decelerating our rate of increase in non-interest expense as compared to 2006. Total revenue increased 7.1% in 2007 from 2006, accelerating slightly from a 7.0% year-over-year increase in 2006. The quality of our revenue growth in 2007 was favorable as net interest income increased 9.8%, service charges on deposit accounts increased 19.3% and trust income increased 14.2% from 2006. These core revenue increases were offset by decreases in mortgage lending income and a lower level of net gains from sales of investment securities and other assets, both of which tend to be more cyclical and less predictable. Non-interest expense increased 4.0% in 2007 from 2006, decelerating significantly from a 15.7% year-over-year increase in 2006. Our key goals for 2008 include achieving further positive operating leverage by once again achieving a faster growth rate for revenue than non-interest expense.”

NET INTEREST INCOME

Net interest income for 2007 increased 9.8% to $77,618,000 compared to $70,720,000 for 2006. Net interest margin, on a fully taxable equivalent (“FTE”) basis, was 3.44% in 2007, a decrease of 5 basis points from 3.49% in 2006.

Net interest income for the fourth quarter of 2007 increased 16.5% to $20,406,000 compared to $17,523,000 for the fourth quarter of 2006. The Company’s net interest margin (FTE) was 3.47% in the fourth quarter of 2007, an increase of 25 basis points from 3.22% in the fourth quarter of 2006.

Mr. Gleason stated, “The relatively flat yield curve between short-term and long-term interest rates and intense competition provided a challenging interest margin environment throughout 2007. Despite these conditions, our growth in loans and leases allowed us to achieve record net interest income in each quarter of 2007. We were also pleased that our net interest margin for the quarter just ended was our best in the past six quarters. Our key goals for 2008 include continuing to improve net interest income each quarter by maintaining, or hopefully improving, our net interest margin and achieving good growth in earning assets, primarily loans and leases.”

NON-INTEREST INCOME

Non-interest income for 2007 was $22,975,000 compared to $23,231,000 for 2006, a 1.1% decrease. Non-interest income for the fourth quarter of 2007 was $5,975,000 compared to $6,434,000 for the fourth quarter of 2006, a 7.1% decrease.

Service charges on deposit accounts, the Company’s largest source of non-interest income, were an annual record $12,193,000 in 2007, an increase of 19.3% compared to $10,217,000 in 2006. For the fourth quarter of 2007, service charges on deposit accounts were a quarterly record of $3,176,000, a 14.7% increase compared to $2,768,000 in the fourth quarter of 2006.

Mortgage lending income was $2,668,000 in 2007 compared to $2,918,000 in 2006, a decrease of 8.6%. Mortgage lending income was $526,000 in the fourth quarter of 2007, a 29.3% decrease from $744,000 in the fourth quarter of 2006.

Trust income for 2007 was an annual record of $2,223,000, a 14.2% increase from $1,947,000 in 2006. For the fourth quarter of 2007, trust income was a quarterly record of $661,000, a 20.2% increase compared to $550,000 in the fourth quarter of 2006.

Net gains from sales of investment securities and other assets were $1,007,000 in 2007 compared to $3,827,000 in 2006. Net gains from sales of investment securities and other assets were $567,000 in the fourth quarter of 2007 compared to $1,196,000 in the fourth quarter of 2006.

NON-INTEREST EXPENSE

Non-interest expense for 2007 was $48,252,000 compared to $46,390,000 for 2006, an increase of 4.0%. The Company’s efficiency ratio for 2007 was 46.3% compared to 47.1% for 2006.

Non-interest expense for the fourth quarter of 2007 was $12,507,000, up slightly from $12,506,000 for the fourth quarter of 2006. The Company’s efficiency ratio for the fourth quarter of 2007 was 45.7% compared to 50.3% for the fourth quarter of 2006.

ASSET QUALITY, CHARGE-OFFS AND ALLOWANCE

Nonperforming loans and leases as a percent of total loans and leases were 0.35% at year-end 2007 compared to 0.34% as of year-end 2006. Nonperforming assets as a percent of total assets were 0.36% as of year-end 2007 compared to 0.24% as of year-end 2006. The Company’s ratio of loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases was 1.14% at year-end 2007 compared to 0.60% at year-end 2006.

The Company’s net charge-off ratio for 2007 was 0.24% compared to 0.12% in 2006. The Company’s annualized net charge-off ratio for the fourth quarter of 2007 was 0.47% compared to 0.13% in for the fourth quarter of 2006.

Mr. Gleason commented, “Approximately half of our fourth quarter 2007 net charge-offs and a significant portion of the fourth quarter increase in our ratios for nonperforming loans and leases, nonperforming assets and past due loans and leases relate to unusual and inappropriate activity in the loan portfolio of a loan officer who resigned in lieu of termination during the quarter. This activity was discovered by our internal auditors in mid-November as part of their routine audit functions, leading immediately to the resignation of such employee and a thorough investigation to identify and address these matters. This unusual and inappropriate activity resulted in approximately $1,450,000 of pretax charges during the fourth quarter, including provisions related to net charge-offs incurred, provisions for potential loan losses, reversal of interest income related to loans charged off or placed on non-accrual status and various other charges. We believe we have identified and appropriately provided for the significant problem assets in this former employee’s loan portfolio.”

The Company’s allowance for loan and lease losses was $19.6 million at December 31, 2007, or 1.05% of total loans and leases, compared to $17.7 million, or 1.06% of total loans and leases, at December 31, 2006. As of December 31, 2007, the Company’s allowance for loan and lease losses equaled 296% of its total nonperforming loans and leases compared to 310% at December 31, 2006.

GROWTH AND EXPANSION

The Company continued its growth and de novo branching strategy in 2007, but at a slower pace than in recent years. During 2007, the Company added a Hot Springs, Arkansas office in the second quarter, a Fayetteville, Arkansas office in the third quarter and a Rogers, Arkansas office in the fourth quarter. In addition, during the third quarter a temporary banking office in Frisco, Texas was replaced with a new permanent facility. The Company plans to add approximately three new banking offices in 2008, including its new corporate headquarters.

Opening new offices is subject to availability of suitable sites, designing, constructing, equipping and staffing such offices, obtaining regulatory and other approvals, and many other conditions and contingencies that the Company cannot accurately predict with certainty.

CONFERENCE CALL

Management will conduct a conference call to review announcements made in this press release at 10:00 a.m. CST (11:00 a.m. EST) on Wednesday, January 16, 2008. The call will be available live or in recorded version on the Company’s website www.bankozarks.com under “Investor Relations” or interested parties calling from locations within the United States and Canada may call 1-800-990-4845 up to ten minutes prior to the beginning of the conference and ask for the Bank of the Ozarks conference call. A recorded playback of the entire call will be available on the Company’s website or by telephone by calling 1-800-642-1687 in the United States and Canada or 706-645-9291 internationally. The passcode for this telephone playback is 30000427. The telephone playback will be available through January 31, 2008, and the website recording of the call will be available for 12 months.

FORWARD LOOKING STATEMENTS

This release contains forward looking statements regarding the Company’s plans, expectations, beliefs, goals and outlook for the future, including the Company’s goals and expectations for achieving positive operating leverage, growing revenue at a faster rate than non-interest expense, improving net interest income, maintaining or improving net interest margin, growth in earning assets, growth in loans and leases, continuation of its growth and de novo branching strategy, plans to add new banking offices and the Company’s beliefs regarding identifying certain problem assets and appropriately providing therefor.

Actual results may differ materially from those projected in such forward looking statements due to, among other things, continued interest rate changes including changes in the shape of the yield curve, competitive factors, general economic conditions and their effects on the creditworthiness of borrowers, collateral values and the value of investment securities, the ability to attract new deposits and loans and leases, delays in identifying and acquiring satisfactory sites and opening new offices, delays in or inability to obtain required regulatory approvals, the ability to generate future revenue growth or to control future growth in non-interest expense, as well as other factors identified in this press release or in Management’s Discussion and Analysis under the caption “Forward Looking Information” contained in the Company’s 2006 Annual Report to Stockholders and the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

GENERAL INFORMATION

Bank of the Ozarks, Inc. common stock trades on the NASDAQ Global Select Market under the symbol “OZRK”. The Company owns a state-chartered subsidiary bank that conducts banking operations through 65 offices in 34 communities throughout northern, western and central Arkansas, five Texas banking offices, and loan production offices in Little Rock, Arkansas, and Charlotte, North Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

Bank of the Ozarks, Inc. Selected Consolidated Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	Quarters Ended			Years Ended
	December 31,			December 31,
	2007	2006	% Change	2007	2006	% Change
Income statement data:
Net interest income	$20,406	$17,523	16.5%	$77,618	$70,720	9.8%
Provision for loan and lease losses	2,700	900	200.0	6,150	2,450	151.0
Non-interest income	5,975	6,434	(7.1)	22,975	23,231	(1.1)
Non-interest expense	12,507	12,506	-	48,252	46,390	4.0
Net income	7,737	7,355	5.2	31,746	31,693	0.2

Common stock data:
Net income per share – diluted	$0.46	$0.44	4.5%	$1.89	$1.89	-%
Net income per share – basic	0.46	0.44	4.5	1.89	1.90	(0.5)
Cash dividends per share	0.12	0.10	20.0	0.43	0.40	7.5
Book value per share	11.35	10.43	8.8	11.35	10.43	8.8
Diluted shares outstanding (thousands)	16,862	16,819		16,834	16,803
End of period shares outstanding (thousands)	16,818	16,747		16,818	16,747

Balance sheet data at period end:
Total assets	$2,710,875	$2,529,400	7.2%	$2,710,875	$2,529,400	7.2%
Total loans and leases	1,871,135	1,677,389	11.6	1,871,135	1,677,389	11.6
Allowance for loan and lease losses	19,557	17,699	10.5	19,557	17,699	10.5
Total investment securities	578,348	620,132	(6.7)	578,348	620,132	(6.7)
Goodwill	5,243	5,243	-	5,243	5,243	-
Other intangibles – net of amortization	634	897	(29.3)	634	897	(29.3)
Total deposits	2,057,061	2,045,092	0.6	2,057,061	2,045,092	0.6
Repurchase agreements with customers	46,086	41,001	12.4	46,086	41,001	12.4
Other borrowings	336,533	194,661	72.9	336,533	194,661	72.9
Subordinated debentures	64,950	64,950	-	64,950	64,950	-
Stockholders’ equity	190,829	174,633	9.3	190,829	174,633	9.3
Loan and lease to deposit ratio	90.96%	82.02%		90.96%	82.02%

Selected ratios:
Return on average assets(a)	1.14%	1.17%		1.22%	1.34%
Return on average stockholders’ equity(a)	15.73	16.97		17.18	20.03
Average equity to total average assets	7.25	6.90		7.10	6.69
Net interest margin – FTE(a)	3.47	3.22		3.44	3.49
Overhead ratio(a)	1.84	1.99		1.85	1.96
Efficiency ratio	45.72	50.29		46.33	47.07
Net charge-offs to average loans and leases(a)	0.47	0.13		0.24	0.12
Nonperforming loans and leases to total loans and leases	0.35	0.34		0.35	0.34
Nonperforming assets to total assets	0.36	0.24		0.36	0.24
Allowance for loan and lease losses to total loans and leases	1.05	1.06		1.05	1.06

Other information:
Non-accrual loans and leases	$6,610	$5,713		$6,610	$5,713
Accruing loans and leases – 90 days past due	-	-		-	-
ORE and repossessions	3,112	407		3,112	407

(a) Ratios for interim periods annualized based on actual days.
Bank of the Ozarks, Inc. Supplemental Quarterly Financial Data (Dollars in Thousands, Except Per Share Amounts) Unaudited

	3/31/06	6/30/06	9/30/06	12/31/06	3/31/07	6/30/07	9/30/07	12/31/07
Earnings Summary:
Net interest income	$17,438	$17,985	$17,774	$17,523	$18,249	$19,291	$19,671	$20,406
Federal tax (FTE) adjustment	1,357	1,130	1,196	912	848	838	899	974
Net interest income (FTE)	18,795	19,115	18,970	18,435	19,097	20,129	20,570	21,380
Provision for loan and lease losses	(500)	(500)	(550)	(900)	(1,100)	(1,250)	(1,100)	(2,700)
Non-interest income	6,164	4,954	5,680	6,434	5,959	5,623	5,419	5,975
Non-interest expense	(11,160)	(11,017)	(11,707)	(12,506)	(12,138)	(11,876)	(11,732)	(12,507)
Pretax income (FTE)	13,299	12,552	12,393	11,463	11,818	12,626	13,157	12,148
FTE adjustment	(1,357)	(1,130)	(1,196)	(912)	(848)	(838)	(899)	(974)
Provision for income taxes	(3,545)	(3,491)	(3,187)	(3,196)	(3,449)	(3,702)	(3,856)	(3,437)
Net income	$8,397	$7,931	$8,010	$7,355	$7,521	$8,086	$8,402	$7,737

Earnings per share - diluted	$0.50	$0.47	$0.48	$0.44	$0.45	$0.48	$0.50	$0.46

Non-interest Income:
Service charges on deposit accounts	$2,322	$2,587	$2,540	$2,768	$2,834	$3,107	$3,075	$3,176
Mortgage lending income	603	779	792	744	731	817	594	526
Trust income	433	478	486	550	465	531	565	661
Bank owned life insurance income	443	455	463	471	465	478	487	489
Gains on sales of investment securities	1,831	27	718	1,341	337	-	77	106
Gains (losses) on sales of other assets	2	11	42	(145)	35	(47)	38	461
Other	530	617	639	705	1,092	737	583	556
Total non-interest income	$6,164	$4,954	$5,680	$6,434	$5,959	$5,623	$5,419	$5,975

Non-interest Expense:
Salaries and employee benefits	$6,584	$6,569	$6,993	$7,360	$7,310	$7,016	$6,936	$7,399
Net occupancy expense	1,660	1,738	1,732	1,900	1,971	1,967	2,059	2,101
Other operating expenses	2,850	2,644	2,917	3,181	2,792	2,827	2,671	2,942
Amortization of intangibles	66	66	65	65	65	66	66	65
Total non-interest expense	$11,160	$11,017	$11,707	$12,506	$12,138	$11,876	$11,732	$12,507

Allowance for Loan and Lease Losses:
Balance at beginning of period	$17,007	$17,175	$17,332	$17,340	$17,699	$18,128	$18,747	$19,067
Net charge-offs	(332)	(343)	(542)	(541)	(671)	(631)	(780)	(2,210)
Provision for loan and lease losses	500	500	550	900	1,100	1,250	1,100	2,700
Balance at end of period	$17,175	$17,332	$17,340	$17,699	$18,128	$18,747	$19,067	$19,557

Selected Ratios:
Net interest margin - FTE(a)	3.84%	3.61%	3.34%	3.22%	3.35%	3.46%	3.45%	3.47%
Overhead ratio(a)	2.08	1.90	1.88	1.99	1.94	1.86	1.79	1.84
Efficiency ratio	44.71	45.77	47.49	50.29	48.44	46.12	45.14	45.72
Net charge-offs to average loans and leases(a)	0.10	0.09	0.14	0.13	0.16	0.14	0.17	0.47
Nonperforming loans and leases/total loans and leases	0.24	0.18	0.21	0.34	0.25	0.23	0.19	0.35
Nonperforming assets/total assets	0.17	0.13	0.15	0.24	0.27	0.26	0.22	0.36
Loans and leases past due 30 days or more, including past due non-accrual loans and leases, to total loans and leases	0.63	0.45	0.60	0.60	0.84	0.53	0.45	1.14

(a) Annualized based on actual days.
Bank of the Ozarks, Inc.
Average Consolidated Balance Sheet and Net Interest Analysis
(Dollars in Thousands)
Unaudited

	Quarter Ended			Year Ended
	December 31, 2007			December 31, 2007
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
ASSETS
Earning assets:
Interest earning deposits and federal funds sold	$341	$4	4.77%	$311	$19	6.08%
Investment securities:
Taxable	438,761	5,871	5.31	452,831	24,775	5.47
Tax-exempt – FTE	151,768	2,748	7.18	139,724	10,011	7.16
Loans and leases – FTE	1,854,292	37,448	8.01	1,770,283	145,724	8.23
Total earning assets – FTE	2,445,162	46,071	7.48	2,363,149	180,529	7.64
Non-earning assets	245,483			238,150
Total assets	$2,690,645			$2,601,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Savings and interest bearing transaction	$516,549	$3,019	2.32%	$521,875	$13,715	2.63%
Time deposits of $100,000 or more	839,492	10,459	4.94	899,666	45,858	5.10
Other time deposits	470,939	5,552	4.68	487,382	23,567	4.84
Total interest bearing deposits	1,826,980	19,030	4.13	1,908,923	83,140	4.36
Repurchase agreements with customers	40,641	318	3.10	44,071	1,603	3.64
Other borrowings	383,488	4,069	4.21	215,872	9,543	4.42
Subordinated debentures	64,950	1,274	7.78	64,950	5,066	7.80
Total interest bearing liabilities	2,316,059	24,691	4.23	2,233,816	99,352	4.45
Non-interest bearing liabilities:
Non-interest bearing deposits	164,934			168,786
Other non-interest bearing liabilities	14,552			13,878
Total liabilities	2,495,545			2,416,480
Stockholders’ equity	195,100			184,819
Total liabilities and stockholders’ equity	$2,690,645			$2,601,299

Net interest income – FTE		$21,380			$81,177
Net interest margin – FTE			3.47%			3.44%

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217